JIHUI CAPITAL SERVICES, INC.
                                 54 Pine Street
                                    4th Floor
                            New York, New York 10005
                               212.809.0915 - tel
                               212.809.8016 - fax


October 15, 2001

Lexicon United Incorporated
54 Pine Street
4th Floor
New York, New York  10005

Re:      Retainer Letter

Dear Mr. Nunez:

         This engagement letter (this "Agreement") sets forth the terms and conditions pertaining to the provision of Services (as defined below) by Jihui Capital Services, Inc. ("us," "we," or "our") to Lexicon United Incorporated ("you" or "your"). Please indicate your acceptance of these terms and conditions by signing in the space designated below and returning this Agreement to my attention at the above fax number.

         1. Services. We agree to provide the following services to you (the "Services"):

                  o We will assist you in the development and implementation of your business plan.

                  o We will identify and help you to develop relationships with strategic partners and help you to identify acquisition targets and effect acquisitions.

                  o We will assist you in the negotiation of material agreements and other arrangements with clients, suppliers and others.

                  o We help you to communicate effectively with your stockholders and assist you in the preparation and dissemination of press releases and other stockholder and market communications.

                  o We will assist you in obtaining and maintaining effective relationships with market makers, transfer agents, financial analysts and others.

                  o We will work with your legal counsel and accounting firm and assist in the preparation of all of the requisite or desirable filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act").

                  o We will organize your financial records, prepare your unaudited financial statements and assist your accountants to prepare your audited financial statements.

                  o We will perform such other services as you may from time to time request of us.

         2.       Fees and Expenses; Retainer.

                  (a) Fees and Expenses. In consideration of the Services, you shall pay us $200.00 per hour. In addition, you shall reimburse us for all costs and expenses (including travel expenses) that we reasonably incur in the performance of the Services, including, without limitation, the fees and disbursements of any legal, accounting or other firms that we retain on your behalf and with your consent and you shall pay or reimburse us for all taxes applicable to the fees paid or owed by you hereunder, excluding taxes based solely on our income. We shall invoice you for expenses on a monthly or more frequent basis. You shall pay in full all fees, costs, expenses, and taxes owed by you to us on or before the tenth (10th) day following the date of the applicable invoice. Upon request, we will provide you with a copy of expense receipts. Late payments shall bear interest at 1.5% per month or the highest rate permitted by applicable law, whichever is lower. We shall be entitled to all costs of collection, including reasonable attorneys' fees and court costs. We reserve the right to stop performing Services under this Agreement if you fail to timely make any payments or reimbursements due to us hereunder.

                  (b) Retainer. Upon signing this Agreement, you shall pay us a $10,000 retainer. We will apply this retainer to fees and expenses owed by you to us under Section 2(a) above as those fees and expenses are incurred. You shall replenish the retainer promptly upon notice from us that we have applied all or a portion of it to outstanding fees and invoices. We reserve the right to stop performing Services under this Agreement if you fail to promptly replenish the retainer as specified in this Section 2(b).


         3. Confidentiality. Both parties acknowledge that, during the term of this Agreement, each party will provide the other with confidential and/or proprietary information, including but not limited to data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked "confidential" (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, "Confidential Information").


         Each party shall protect all such Confidential Information of the other with at least the same degree of care it uses to protect its own confidential information, but not less than a reasonable degree of care. Neither party shall use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein.

                  The confidentiality obligations of this section shall not apply to any information received by a party that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to such party prior to the negotiations leading to this Agreement, (iii) is independently developed by such party outside the scope of this Agreement without use of or reference to the other party's Confidential Information, or
(iv) is lawfully disclosed pursuant to a court order, provided that the party subject to such order shall promptly notify the party whose Confidential Information is to be disclosed, so such party may seek a protective or similar order.

         4.       Indemnification; Limitation of Liability and Disclaimer.

                  (a) Indemnification. Since we will be acting on your behalf, you shall indemnify and hold us and each of our principals, partners, officers, employees and agents (each of such persons being herein called an "Indemnified Party"), harmless against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under any statute or the common law or otherwise, any amount paid in settlement of any claim, action or proceeding commenced or threatened, and any and all expenses incurred in connection with investigating or defending any such claim, action, or proceeding as and when incurred, insofar as such losses, claims, damages, liabilities, actions, proceedings or expenses arise out of or are based upon any of the matters which are the subject of this Agreement, except that no Indemnified Party shall be so indemnified to the extent that any such losses, claims, damages, liabilities, actions, proceedings or expenses arise out of such Indemnified Party's recklessness or gross negligence in connection with the performance of such Indemnified Party's services hereunder. If the foregoing indemnification is held to be unavailable or insufficient, you shall contribute to all losses, claims, damages, liabilities or expenses to which any Indemnified Party may become subject, in the maximum proportion permitted under applicable law.

         We shall notify you promptly of any action, proceeding or investigation for which an Indemnified Party shall seek indemnification hereunder; however, failure to notify you shall not relieve you of your obligations hereunder, unless, and only to the extent, such failure is prejudicial to the rights of and defenses available to you or to us. You may elect in writing to assume the defense of any action, proceeding or investigation as to which an Indemnified Party has demanded indemnification hereunder and, upon such election, you shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs previously incurred) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (ii) counsel for an Indemnified Party reasonably determines that representation of both you and any Indemnified Party by counsel for you would be inappropriate due to an actual or potential conflict of interest. Neither you nor any Indemnified Party shall enter into any settlement agreement without the prior written consent of any other party affected by such settlement agreement or who shall be liable for indemnification for amounts paid thereunder.

                  (b) Limitation of Liability. Regardless of the basis of recovery claimed, whether under any contract, negligence, strict liability, or any other theory, our aggregate liability hereunder to you will be limited to direct damages or loss up to the amount of the fees actually paid by you to us hereunder for the Services with respect to which any claim arises. We shall not be liable under any circumstances for any special, indirect, incidental or consequential damages, including without limitation loss of profits, even if we have been advised of the possibility of such damages.

                  (c) Disclaimer. You acknowledge, understand and agree that although we have attorneys and accountants on our staff we are not a law firm or accounting firm and we are not qualified to provide legal, accounting or auditing services to you. Any work that we perform of a legal, auditing or accounting nature will require review by outside law and accounting firms. If you do not have outside counsel or outside auditors we can recommend appropriate firms to you.


         5. Termination. This Agreement is effective for a six (6) month period and shall be automatically renewed for successive six (6) month periods, provided that either party may terminate this Agreement for any reason by giving not less than thirty (30) days' written notice to the other party. Termination of this Agreement shall in no way affect your obligation to pay us accrued fees or to reimburse us for any expenses incurred on your behalf through the date of termination nor shall your termination of this Agreement entitle you to a refund of any fees advanced to us. One party's obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other's property, assignment or trust mortgage for the benefit of creditors by the other, the commencement of any proceeding under any bankruptcy, receivership or insolvency laws by or against the other.


         6. Miscellaneous. Each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and shall not bind nor attempt to bind the other to any contract. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent by overnight express courier to the address of the party to be noticed, as set forth in any writing or document provided by the party to be noticed to the other. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. These terms and conditions shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of such state. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.



                            [signature page follows]

         We are delighted to accept this engagement and look forward to working with you on this assignment.

                                 Sincerely,

                                 Jihui Capital Services, Inc.


                                 By:____________________________

                                 Name:__________________________

                                 Title:_________________________

Acknowledged and agreed to as of the date first above written:

Lexicon United Incorporated


By:__________________________
     Name: Jeffrey G. Nunez
     Title: President